Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

As previously reported, JetPay Corporation (“JetPay” or the “Company”) has entered into that certain Agreement and Plan of Merger, dated as of February 22, 2016 (the “Merger Agreement”), by and among JetPay, CSI Acquisition Sub One, LLC, a Delaware limited liability company and wholly-owned subsidiary of JetPay (“Merger Sub One”), CSI Acquisition Sub Two, LLC, a Delaware limited liability company and wholly-owned subsidiary of Merger Sub One (“Merger Sub Two”), CollectorSolutions, Inc., a Florida corporation (“CSI”), and Gene M. Valentino, as representative of the shareholders of CSI. Pursuant to the Merger Agreement, JetPay acquired CSI in exchange for the issuance of shares of JetPay’s common stock and warrants to purchase shares of JetPay’s common stock. Pursuant to the Merger Agreement, CSI was first merged (the “First Step Merger”) with and into Merger Sub Two, with CSI surviving the merger as the wholly-owned subsidiary of Merger Sub One (the “Interim Surviving Entity”). Thereafter, the Interim Surviving Entity was merged (the “Second Step Merger” and, together with the First Step Merger, the “Transaction”), with and into Merger Sub One, with Merger Sub One surviving the merger as the wholly-owned subsidiary of JetPay (the “Surviving Entity”). The Surviving Entity continues CSI’s business after the Transaction.

The Unaudited Pro Forma Combined Balance Sheet as of March 31, 2016 gives effect to the Transaction as if it had been consummated on March 31, 2016 and includes historical data as reported by the separate companies. The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2015 and for the three months ended March 31, 2016 give effect to the Transaction as if it had been consummated on January 1 of each respective period. Both the Unaudited Pro Forma Combined Balance Sheet and the Unaudited Pro Forma Combined Statements of Operations (collectively, the “pro forma financial statements”) include historical data as reported by the separate companies as well as adjustments that are (a) directly attributable to the Transaction, including the issuance of JetPay common stock, (b) factually supportable and (c) with respect to the Unaudited Pro Forma Combined Statement of Operations, expected to have a continuing effect on the combined results of JetPay and the Surviving Entity.

The pro forma adjustments reflecting the consummation of the Transaction are based upon the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the notes to the pro forma financial statements. The pro forma financial statements and related notes are being provided for illustrative purposes only and do not purport to represent the actual consolidated results of operations or financial position of JetPay had the Transaction been completed on the dates indicated, nor are they necessarily indicative of JetPay’s future consolidated results of operations or financial position for any future period. The pro forma financial statements are based upon currently available information and estimates and assumptions that JetPay’s management believes are reasonable as of the date of this Current Report on Form 8-K/A. The pro forma financial statements do not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the Transaction. Any of the factors underlying these estimates and assumptions, including those discussed under the section entitled “Risk Factors” included in the Company’s Definitive Proxy Statement filed on April 20, 2016 may change and, as a result, JetPay’s actual consolidated results of operations and/or financial position could be materially different than described herein.

The Transaction was accounted for as a business combination (in accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations), and as such the CSI assets acquired and liabilities assumed were recorded at their respective fair values. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of accounting estimates and judgments. Significant estimates and assumptions include, but are not limited to, estimating future cash flows and determining the appropriate discount rate. The estimated fair values of the assets acquired and liabilities assumed at the closing of the Transaction included in the pro forma financial statements are provisional.

The assumptions used and adjustments made in preparing the pro forma financial statements are described in the notes, which should be read in conjunction with the pro forma financial statements. In addition, the pro forma financial statements and related notes should be read in conjunction with JetPay’s financial statements and related notes included in JetPay’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2015 and 2014, and the financial statements and related notes included in CSI’s financial statements for the years ended December 31, 2015 and 2014, and CSI’s financial statements for the three months ended March 31, 2016 and 2015, filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K/A.

The pro forma financial statements included in this Current Report on Form 8-K/A have been independently prepared by the management of JetPay and CSI. Saltmarsh, Cleaveland & Gund’s reports included in this Current Report on Form 8-K/A related to the CSI financial statements and related notes for the years ended December 31, 2015 and 2014, and the three months ended March 31, 2016 and 2015, relate to the historical financial information of CSI. Their reports do not extend to the pro forma financial statements and should not be read to do so.

JetPay Corporation

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(In thousands, except share and par value information)

March 31, 2016

	JetPay	CSI	Combined Before Acquisition Adjustments	Pro Forma Acquisition Adjustments	Note #	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$6,065	$61	$6,126	$(890)	A	$4,976
				(260)	B
Restricted cash	2,134	-	2,134	-		2,134
Accounts receivable, less allowance for doubtful accounts	2,119	521	2,640	-		2,640
Settlement processing assets	18,616	11,535	30,151	(735)	C	29,416
Prepaid expenses and other current assets	776	106	882	-		882
Current assets before funds held for clients	29,710	12,223	41,933	(1,885)		40,048
Funds held for clients	68,393	-	68,393	-		68,393
Total current assets	98,103	12,223	110,326	(1,885)		108,441
Property and equipment, net	1,943	902	2,845	(809)	E	2,036
Goodwill	41,760	-	41,760	7,135	F	48,895
Identifiable intangible assets	23,097	192	23,289	4,688	G	27,977
Deferred financing costs	92	-	92	-		92
Other assets	4,524	-	4,524	-		4,524
Total assets	$169,519	$13,317	$182,836	$9,129		$191,965

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$5,341	$878	$6,219	$(260)	B	$5,959
Accounts payable and accrued expenses	9,334	1,466	10,800	(890)	A	9,395
				220	A
				(735)	C
Settlement processing liabilities	17,377	10,315	27,692	-		27,692
Deferred revenue	296	-	296	-		296
Other current liabilities	1,526	-	1,526	730	H	2,256
Current liabilities before client fund obligations	33,874	12,659	46,533	(935)		45,598
Client fund obligations	68,393	-	68,393	-		68,393
Total current liabilities	102,267	12,659	114,926	(935)		113,991
Long-term debt and capital lease obligation, net of current portion	12,651	497	13,148	-		13,148
Deferred income taxes	250	343	593	1,521	D	512
				(1,602)	D
Other liabilities	218	-	218	1,244	H	1,462
Total liabilities	115,386	13,499	128,885	228		129,113

Commitments and Contingencies

Redeemable Convertible Preferred Stock	35,954	-	35,954	-		35,954

Common Stock, subject to possible redemption	-	-	-	3,520	I	3,520

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value
Authorized 1,000,000 shares, none issued	-	-	-	-		-
Common stock, $0.001 par value
Authorized 100,000,000 shares; 14,372,990 issued and outstanding at March 31, 2016	14	56	70	(52)	I	18
Treasury stock, at cost	-	(1,919)	(1,919)	1,919	J	-
Additional paid-in capital	39,542	-	39,542	3,813	I	43,355

(Accumulated deficit) retained earnings	(21,377)	1,681	(19,696)	(220)	A	(19,995)
				1,602	D
				(1,681)	J
Total Stockholders’ Equity	18,179	(182)	17,997	5,381		23,378
Total Liabilities and Stockholders’ Equity	$169,519	$13,317	$182,836	$9,129		$191,965

JetPay Corporation

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(In thousands, except share and per share information)

For the year ended December 31, 2015

	JetPay	CSI	Combined Before Acquisition Adjustments	Pro Forma Acquisition Adjustments	Note #	Pro Forma Combined

Processing revenues	$43,322	$16,261	$59,583	$(937)	K	$58,646
Cost of processing revenues	26,229	9,587	35,816	(937)	K	36,604
				1,725	L

Gross profit	17,093	6,674	23,767	(1,725)		22,042

Selling, general and administrative expenses	13,291	5,449	18,740	(1,725)	L	16,773
				(242)	M
Change in fair value of contingent consideration liability	56	-	56	-		56
Amortization of intangibles	3,062	33	3,095	448	G	3,510
Depreciation	499	222	721	(191)	E	563

Operating income (loss)	185	970	1,155	(15)		1,140

Other expenses (income)
Interest expense	819	68	887	-		887
Amortization of deferred financing costs	45	-	45	-		45
Amortization of debt discounts and conversion options	328	-	328	-		328
Other income	(6)	(3)	(9)	-		(9)

(Loss) income before income taxes	(1,001)	905	(96)	(15)		(111)

Income tax expense (benefit)	197	346	543	(297)	N	(1,356)
				(1,602)	D

Net (loss) income	(1,198)	559	(639)	1,884		1,245
Accretion of convertible preferred stock	(5,158)	-	(5,158)	-		(5,158)

Net (loss) income applicable to common stockholders	$(6,356)	$559	$(5,797)	$1,884		$(3,913)

Loss per share applicable to common stockholders (basic and diluted)	$(0.46)					$(0.23)

Weighted average shares outstanding:
Basic and diluted	13,892,716			3,306,023	O	17,198,739

JetPay Corporation

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(In thousands, except share and per share information)

For the three months ended March 31, 2016

	JetPay	CSI	Combined Before Acquisition Adjustments	Pro Forma Acquisition Adjustments	Note #	Pro Forma Combined

Processing revenues	$11,643	$4,741	$16,384	$(373)	K	$16,011
Cost of processing revenues	7,400	2,711	10,111	(373)	K	10,265
				527	L

Gross profit	4,243	2,030	6,273	(527)		5,746

Selling, general and administrative expenses	3,807	1,773	5,580	(527)	L	5,000
				(53)	M
Change in fair value of contingent consideration liability	46	-	46	-		46
Amortization of intangibles	733	8	741	124	G	865
Depreciation	179	20	199	(12)	E	187

Operating income (loss)	(522)	229	(293)	(59)		(352)

Other expenses (income)
Interest expense	253	15	268	-		268
Amortization of deferred financing costs	91	-	91	-		91
Amortization of debt discounts and conversion options	88	-	88	-		88
Other income	(2)	(1)	(3)	-		(3)

(Loss) income before income taxes	(952)	215	(737)	(59)		(796)

Income tax expense (benefit)	53	86	139	(77)	N	(1,540)
				(1,602)	D

Net (loss) income	(1,005)	129	(876)	1,620		744
Accretion of convertible preferred stock	(1,414)	-	(1,414)	-		(1,414)

Net (loss) income applicable to common stockholders	$(2,419)	$129	$(2,290)	$1,620		$(670)

Loss per share applicable to common stockholders (basic and diluted)	$(0.17)					$(0.04)

Weighted average shares outstanding:
Basic and diluted	14,401,480			3,306,023	O	17,707,503

JETPAY CORPPORATION

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1: Organization and basis of pro forma presentation

JetPay Corporation (“JetPay” or the “Company”) was incorporated in Delaware on November 12, 2010 as a blank check company whose objective was to acquire, through a merger, share exchange, asset acquisition, stock purchase, plan of arrangement, recapitalization, reorganization or other similar business combination, one or more operating businesses. Until December 28, 2012, the Company’s efforts were limited to organizational activities, its initial public offering and the search for suitable business acquisition transactions.

The Company currently operates in two business segments, (a) the JetPay Payment Processing Segment, which is an end-to-end processor of credit and debit card and ACH payment transactions, with a focus on those processing internet transactions and recurring billings as well as those from traditional retailers and service providers, and (b) the JetPay HR and Payroll Segment, which provides human capital management (“HCM”) services, including full-service payroll and related payroll tax payment processing, time and attendance, and other human resources services, including services under the Patient Protection and Affordable Care Act. The Company also initiated operations of JetPay Card Services in the fourth quarter of 2013, which is focused on providing low-cost money management and payment services to un-banked and under-banked employees of its business customers as well as other consumers.

The Company entered the payment processing and the payroll processing businesses upon consummation of the acquisitions of JetPay, LLC, and AD Computer Corporation on December 28, 2012. Additionally, on November 7, 2014, the Company acquired ACI Merchant Systems, LLC, an independent sales organization specializing in relationships with banks, credit unions and other financial institutions. Finally, on June 2, 2016, the Company finalized the acquisition of CollectorSolutions, Inc. (“CSI”), a Pensacola, Florida based debit and credit card processing company. Assets acquired and liabilities assumed in these transactions were recorded on the Company’s Consolidated Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such date. The results of operations of businesses acquired by the Company have been included in the statements of operations since their date of acquisition. The excess of the purchase price over the estimated fair values of the underlying identifiable assets acquired and liabilities assumed was allocated to goodwill.

The pro forma financial statements and related notes present the pro forma combined financial position and results of operations of JetPay after the consummation of the Transaction and JetPay’s acquisition of CSI. The historical financial information of JetPay as of and for the year ended December 31, 2015 was derived from the audited consolidated financial statements of JetPay presented in its Annual Report on Form 10-K for the period ended December 31, 2015. The historical financial information of JetPay as of and for the three months ended March 31, 2016 was derived from the unaudited consolidated financial statements of JetPay presented in its Quarterly Report on Form 10-Q for the period ended March 31, 2016. The historical financial information for CSI was derived from the audited consolidated financial statements of CSI for the years ended December 31, 2015 and 2014, and from the unaudited consolidated financial statements of CSI for the three months ended March 31, 2016 and 2015, which are included in this Form 8-K/A as Exhibits 99.1 and 99.2, respectively.

The pro forma adjustments reflecting the anticipated consummation of the Transaction are based upon the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the notes included in this section. The pro forma financial statements have been prepared based on available information, using estimates and assumptions that our management believes are reasonable. In the Unaudited Pro Forma Combined Balance Sheet, the CSI assets to be acquired and liabilities to be assumed have been measured based upon their estimated fair values, unless otherwise noted, as of March 31, 2016. Definitive fair values will be determined and finalized for assets to be acquired and liabilities to be assumed based on certain valuations and other studies that will be performed by JetPay. Accordingly, the fair value adjustments determined using the acquisition method of accounting reflected in the pro forma financial statements are preliminary and are subject to revision based on a final determination of fair value within the twelve-month measurement period subsequent to the acquisition date.

Accordingly, the pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor are they necessarily indicative of the future results of JetPay following the consummation of the Transaction. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future revenue enhancements or costs savings from operating efficiencies, or any other synergies or costs to be incurred for integration efforts that may result from the Transaction.

Note 2: Merger Consideration

Pursuant to the Merger Agreement, in consideration for tendering their shares of CSI common stock, each of CSI’s existing shareholders received the right to obtain shares of JetPay common stock based on his, her or its relative percentage ownership of CSI common stock immediately before the First Step Merger.

The following table summarizes the components of the estimated merger consideration (in thousands, except share and per share data):

	Shares	Fair Value
Shares to be provided and debt assumed at closing:
JetPay common stock to be issued to CSI’s stockholders	2,162,500	$5,536
JetPay common stock to be placed into escrow for the benefit of CSI shareholders subject to indemnification claims	587,500	1,504
JetPay common stock to be placed into escrow for the benefit of CSI shareholders contingent on future performance	500,000	1,237
Assumption of indebtedness	-	1,049
Subtotal shares to be provided and debt assumed at closing	3,250,000	$9,326

Shares to be provided subsequent to closing: (1)
Indebtedness adjustment consideration	150,449	$385
Working capital adjustment	(94,426)	(242)
Subtotal shares to be provided subsequent to closing	56,023	$143

Warrants to be provided as contingent consideration:
Warrants to purchase 500,000 shares of JetPay common stock for the benefit of CSI shareholders contingent on future performance	-	$738

Private stock purchase rights of up to 300,000 shares of JetPay common stock	-	153

Total merger consideration	3,306,023	$10,360

(1)	Number of shares to be issued at an assumed value of $3.00 per share.

The acquisition date fair value of JetPay common stock issued to CSI shareholders was recorded for the purpose of the pro forma combined financial statements based on the number of shares of JetPay common stock noted above, in accordance with the Merger Agreement, multiplied by $2.56 per share, the closing share price of JetPay common stock on June 2, 2016, the closing date of the acquisition.

In addition to the consideration paid upon closing of the CSI acquisition, the previous shareholders are entitled to receive up to an additional 500,000 shares of common stock upon CSI LLC achieving certain gross profit performance targets in 2016 and 2017 and up to 500,000 warrants to purchase shares of common stock, each with a strike price of $4.00 per share and a 10-year term from its date of issuance, upon CSI LLC achieving certain gross profit performance targets in 2018 and 2019. This contingent consideration is estimated at $1,975,000 based on utilization of a Monte Carlo simulation to estimate the variance and relative risk of achieving future gross profit performance targets. The key assumptions in applying the Monte Carlo simulation included expected gross profit growth rates, the expected standard deviation and serial correlation of expected net revenue growth rates as well as a normal distribution assumption. The earn-out common stock and warrants were recorded as a liability in the Unaudited Pro Forma Combined Balance Sheet as of March 31, 2016.

Note 3: Preliminary Valuation

The preliminary estimated amounts of assets to be acquired and liabilities to be assumed as if the Transaction had been consummated on March 31, 2016 and a reconciliation to the total estimated purchase consideration are as follows (in thousands):

Cash and cash equivalents	$61
Accounts receivable	521
Settlement processing assets	11,535
Prepaid expenses and other current assets	106
Identifiable intangible assets	4,880
Property and equipment	93

Current portion of long-term debt	(878)
Accounts payable and accrued expenses	(1,466)
Settlement processing obligations	(10,315)
Long-term debt	(497)
Deferred income taxes	(1,864)
Total identifiable net assets	2,176
Goodwill	7,135
Total estimated purchase consideration, less debt assumed	$9,311

The assets to be acquired and the liabilities to be assumed are measured at fair value except for certain exceptions to the recognition principle of acquisition accounting, such as income taxes, employee benefits and contingencies. Assumed debt is assumed to be at fair value.

Note 4: Pro Forma Adjustments

The Unaudited Pro Forma Combined Balance Sheet includes adjustments made assuming the Transaction was completed as of March 31, 2016. The Unaudited Pro Forma Combined Statements of Operations includes adjustments made assuming the Transaction was completed as of the beginning of the respective periods and do not include any material nonrecurring charges that may arise in subsequent periods as a result of the Transaction.

A.	This pro forma adjustment reflects the costs of completing the Transaction, including legal, accounting, consultants, proxy solicitation and financial advisory services as shown in the following table (in thousands):

Accounting and auditing fees	$15
Due diligence and other consulting fees	120
Legal fees	725
Other consulting, advisory and miscellaneous fees	30
Total estimated closing costs to be paid at or subsequent to closing	890
Less: amounts accrued but unpaid at March 31, 2016	670
Estimated costs to be expensed at closing	220

Amount of the above accrued but not paid	$220

B.	This pro forma adjustment reflects the elimination of the $260,000 related party notes payable which was paid by CSI prior to the closing of the Transaction.

C.	This pro forma adjustment reflects the elimination of the settlement processing assets held by JetPay on CSI’s merchant portfolio.

D.	This pro forma adjustment reflects the increase in deferred tax liabilities associated with the Transaction of $1.5 million and the recording of a deferred tax benefit of $1.6 million for the partial reduction of the valuation allowance against the Company’s federal net deferred tax assets based on management’s belief that it is more likely than not that the benefit of a portion of its federal net deferred tax assets would be realized equal to the future source of income created by the amortization of the CSI fixed assets and identifiable intangible assets.

E.	These pro forma adjustments reflect an adjustment in basis from net book value to fair market value for certain property and equipment as of March 31, 2016 as if the Transaction had been consummated on that date, and the elimination of the carrying amount of CSI’s historical property and equipment, and the corresponding effect on depreciation expense for the year ended December 31, 2015 and the three months ended March 31, 2016, as if the Transaction had been consummated at the beginning of the respective periods, based on the estimated useful life of the assets using the straight line method, and adjusted for CSI’s historical presentation, shown in the table below (in thousands):

Property and equipment	Useful Life (Years)	Fair Value	Depreciation For the Year Ended December 31, 2015	Depreciation For the Three Months Ended March 31, 2016
Equipment	3	$54	$18	$5
Furniture and fixtures	5	23	5	1
Software	2	16	8	2
Total		93	31	8
Elimination of CSI’s historical presentation		(902)	(222)	(20)
Pro forma adjustment		$(809)	$(191)	$(12)

F.	This pro forma adjustment reflects goodwill as of March 31, 2016 as if the Transaction had been consummated on that date, as shown in Note 3: Preliminary Valuation.

G.	As part of the valuation analysis, JetPay identified intangible assets of CSI, including software, non-amortizing developed technology, customer relationships and trade names. The estimated fair values of identifiable intangible assets were determined primarily using the income approach, which requires a forecast of all the expected future cash flows, and a relief from royalty approach. The following reflects pro forma adjustments of intangible assets acquired by JetPay to their estimated fair values as of March 31, 2016 as if the Transaction had been consummated on that date and elimination of the carrying amount of CSI’s historical intangible assets, and the corresponding effect on amortization expense for the year ended December 31, 2015 and the three months ended March 31, 2016, as if the Transaction had been consummated at the beginning of the respective periods, based on the estimated useful life of the assets using the straight line method, and adjusted for CSI’s historical presentation, shown in the table below (in thousands):

Identified intangible assets	Useful Life (Years)	Fair Value	Amortization For the Year Ended December 31, 2015	Amortization For the Three Months Ended March 31, 2016
Customer contracts and related relationships	12	$4,100	$342	$85
Non-amortizing developed technology	-	600	-	-
Software	1.6	110	69	17
Trade names	0.6	70	70	30
Total		4,880	481	132
Elimination of CSI’s historical presentation		(192)	(33)	(8)
Pro forma adjustment		$4,688	448	$124

H.	This pro forma adjustment establishes the liability for the common stock and the warrants to be provided contingent upon future performance of the Surviving Entity, as shown in Note 2: Merger Consideration.

I.	This pro forma adjustment was made to record the fair value of JetPay common stock to be issued to CSI’s shareholders as of the closing of the Transaction, including the shares of common stock to be delivered into an escrow account at closing subject to future indemnification claims and for future performance, to finance the equity portion of the merger consideration pursuant to the Merger Agreement as if the Transaction had been consummated on March 31, 2016 as determined in Note 2: Merger Consideration, and an adjustment to eliminate CSI’s historical equity (in thousands):

	Common Stock	Additional Paid-In Capital
Fair value of 2,162,500 shares of JetPay Corporation common stock issued to CSI’s shareholders	$2	$5,534
Fair value of 587,500 shares of JetPay Corporation common stock placed into escrow for the benefit of CSI’s shareholders	1	1,503
Fair value of 500,000 shares of JetPay Corporation common stock to be placed into escrow for the benefit of CSI shareholders subject to future performance	1	-
Fair value of 56,023 shares of JetPay Corporation common stock issued subsequent to closing	-	143
Fair value of 300,000 private stock purchase rights	-	153
Total Common Stock consideration	$4	$7,333
Less:
Common Stock, subject to possible redemption	$-	$3,520
Common Stock	$4	$3,813
Eliminating of CSI’s historic equity	(56)	-
Pro forma adjustment to stockholders’ equity	$(52)	$3,813

As described in “The Merger Agreement-JetPay’s Buyback of JetPay Common Stock Issued in Connection with the Transaction” section on page 32 of the Company’s Definitive Proxy Statement filed with the SEC on April 20, 2016, JetPay granted to each CSI shareholder a right to require JetPay to repurchase up to 50% of the shares of JetPay common stock issued in connection with the Transaction and continuously held by each CSI shareholder if Flexpoint exercises in full its right to have JetPay redeem its entire Series A Preferred Stock investment. In a buyback, JetPay will purchase each share of JetPay common stock for $4.00 per share. The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity”. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Within the Transaction, 50% of the common stock issuance features certain redemption rights that are considered by the Company as outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2016, 50% of the estimated fair value of the common stock issued in connection with the Transaction is presented as temporary equity, outside of the stockholders’ equity section of the Unaudited Pro Forma Combined Balance Sheet.

J.	This pro forma adjustment eliminates CSI’s historical treasury stock and historical retained earnings.

K.	This pro forma adjustment eliminates the processing revenues and cost of processing revenues earned by JetPay and incurred by CSI, respectively, for the year ended December 31, 2015 and the three months ended March 31, 2016.

L.	This pro forma adjustment reclassifies the historical presentation of certain third party residual payments and certain direct payroll costs from selling, general and administrative expenses to cost of processing revenues to conform with JetPay’s presentation, shown in the table below (in thousands):

	For the Year Ended December 31, 2015	For the Three Months Ended March 31, 2016
Third party residual payments	$1,044	$307
Direct payroll costs	681	220
Pro forma adjustment to reclassify costs from selling, general and administrative expenses to cost of processing revenues	$1,725	$527

M.	This pro forma adjustment eliminates the results of operations of CSI Health LLC, a former subsidiary of CSI, which was divested in full by CSI in March 2016 as required by the Merger Agreement, for the year ended December 31, 2015 and the three months ended March 31, 2016.

N.	This pro forma adjustment recalculates CSI’s income tax expense based upon their pro forma income before income taxes, using an estimated effective tax rate of 5.5%, consisting of Florida state income tax, and the elimination of CSI’s historical income tax expense. This recalculation assumes the application of JetPay net operating losses to offset the federal income tax obligation of CSI for the year ended December 31, 2015 and the three months ended March 31, 2016.

O.	Pro forma loss per share applicable to common stockholders (basic and diluted) was calculated by dividing pro forma net loss applicable to common stockholders by pro forma weighted average shares outstanding, which has been adjusted for the 3,306,023 shares of JetPay common stock to be potentially issued pursuant to the Transaction.